Exhibit 10.7
AMENDED AND RESTATED FORTINET, INC.
2009 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the Amended and Restated Fortinet, Inc. 2009 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Award Agreement, including any country-specific terms and conditions set forth in the attached Appendix (collectively, the “Award Agreement”).
I.NOTICE OF STOCK OPTION GRANT
Participant Name:
Address:
You have been granted an Option to purchase Common Stock of Fortinet, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number
Date of Grant
Vesting Commencement Date
Exercise Price per Share	$
Total Number of Shares Granted
Total Exercise Price	$
Type of Option:		Incentive Stock Option
Nonstatutory Stock Option
Term/Expiration Date:
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, this Option may be exercised, in whole or in part, in accordance with the following schedule:
[INSERT VESTING SCHEDULE]

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in any portion of the Option, any such unvested portion of the Option and Participant’s right to acquire any Shares hereunder will immediately terminate.
Termination Period:
The vested portion of this Option will be exercisable for [three (3) months] after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for [twelve (12) months] after Participant ceases to be a Service Provider. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 13(c) of the Plan.
By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Stock Option Grant attached hereto as Exhibit A and the Additional Terms and Conditions of Stock Option Grant attached hereto as Exhibit B, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	FORTINET, INC.

Signature	By

Print Name	Title

Residence Address:

EXHIBIT A
TERMS AND CONDITIONS OF STOCK OPTION GRANT
1.    Grant of Option. The Company hereby grants to the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
If designated in the Notice of Grant as a U.S. Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, if this Option is intended to be an ISO, to the extent that it exceeds the US$100,000 rule of Code Section 422(d) it will be treated as a U.S. Nonstatutory Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO. Participants employed outside the U.S. will be granted NSOs.
2.    Vesting Schedule.
(a)    Except as provided in Section 3, the Option awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
(b)    Notwithstanding any contrary provision of this Award Agreement, the balance of the Option that has not vested as of the time of the Participant’s termination as a Service Provider, for any or no reason and Participant’s right to acquire any Shares hereunder, will immediately terminate upon Participant’s termination as a Service Provider. For purposes of the Option, the Participant’s termination as a Service Provider will be considered terminated as of the date the Participant is no longer actively providing services as a Service Provider to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise determined by the Company, the Participant’s right to vest in the Option, if any, will terminate and the Participant's right to exercise any vested Option will be measured as of such date and, in either case, will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any). The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option (including whether the Participant may still be considered to be providing services while on a leave of absence).

3.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.
4.    Exercise of Option.
(a)    Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement.
(b)    Method of Exercise. This Option is exercisable by delivery of a written or electronic exercise notice, [in a form authorized by the Company] [in the form attached as Exhibit C] (the “Exercise Notice”), or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.
[(c)    Fractional Shares. The Company shall not be required to issue fractional Shares upon the exercise of the Option.]
5.    Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant, unless otherwise provided in the Additional Terms and Conditions of Stock Option Grant attached hereto as Exhibit B.
(a)    cash;
(b)    check;
(c)    consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or
(d)    for Participants located in the U.S. and to the extent authorized by the Administrator in the sole discretion, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shareswill not result in any adverse accounting consequences to the Company, as determined in the sole discretion of the Company.
6.    Tax Obligations.
(a)    Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, the Parent or Subsidiary retaining or employing Participant (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of Shares upon the Participant’s exercise of the Option, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) paying cash; (ii) withholding from wages or other cash compensation paid to Participant by the Company, the Employer and/or any Subsidiary; (iii) withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or (iv) withholding in Shares to be issued at exercise of the Option, provided that if the Participant is a Section 16 officer of the Company under the Exchange Act, the Administrator must approve withholding in Shares as the method of withholding.
(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including minimum and maximum rates applicable in the Participant’s jurisdiction(s), in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.
(d)    Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described in this section. If Participant fails to make satisfactory arrangements for the payment of any required Tax-Related Items obligations hereunder, the Company may refuse to issue or deliver the Shares or the proceeds of the sale of the Shares if Participant fails to comply with these obligations in connection with the Tax-Related Items.
(b)    Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Grant Date, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.
7.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
8.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE OPTION PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN ACTIVE SERVICE PROVIDER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE EMPLOYER) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
9.    Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees to the following:
(a)    Participant expressly warrants that Participant has received an Option under the Plan and has received, read, and understood a description of the Plan; the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be amended, suspended or terminated by the Company at any time;
(b)    the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)    all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d)    Participant is voluntarily participating in the Plan;
(e)    Participant’s participation in the Plan shall not create a right to employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment or relationship as a Service Provider at any time;
(f)    the Option and any Shares subject to the Option are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and are outside the scope of Participant’s employment or service contract, if any;
(g)    the Option and the Shares subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;
(h)    the Option and the Shares subject to the Option and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any Parent or Subsidiaryp

(i)    the Option and Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Parent or Subsidiary of the Company;
(j)    the future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty;
(k)     unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of any Parentt or Subsidiary;
(l)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s status as a Service Provider (regardless of the reason for the termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any);
(m)    unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Award Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(n)    Participant acknowledges and agrees that neither the Company, the Employer nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon settlement.
10.    No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares. Participant understands and agrees he or she should consult with his or her own tax, legal, and financial consultants regarding Participant’s participation in the Plan before taking any action related to the Plan.
11.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to Charles Schwab & Co., Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, its broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant options or other Awards or administer or maintain such Awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
12.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of Stock Administration at Fortinet, Inc., 899 Kifer Road, Sunnyvale, CA 94086, or at such other address as the Company may hereafter designate in writing.
13.    Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.    Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. state or federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate or beneficiary, if applicable), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Assuming such compliance, for U.S. income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

16.    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
17.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
18.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
19.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
20.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
21.    Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Company may amend the terms of this Award Agreement, provided no amendment or modification that adversely affects the Participant’s rights under the Award in any material way may be made without the Participant’s writtent consent. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to the extent necessary or desirable to facilitate compliance with Applicable Laws or to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.
22.    Amendment, Suspension or Termination of the Plan. By accepting the Option, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.    Governing Law and Venue. This Award Agreement will be governed by, and subject to, the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under the Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
24.    Language. Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. If Participant has received this Award Agreement or any other document related to the Option and/or the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
25.    Additional Terms and Conditions of Stock Option Grant. Notwithstanding any provisions in the Terms and Conditions of Stock Option Grant, the Option shall be subject to any special terms and conditions set forth in the Additional Terms and Conditions of Stock Option Grant, attached as Exhibit B, for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Additional Terms and Conditions of Stock Option Grant, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Additional Terms and Conditions of Stock Option Grant constitute part of this Award Agreement.
26.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
27.    Insider Trading / Market Abuse Restrictions. Depending on Participant’s country of residence or the designated broker's country or the country where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to, directly or indirectly, accept, acquire, sell, attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., the Option) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities (third parties may include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for ensuring Participant’s compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.
28.    Foreign Asset/Account, Exchange Control, and Tax Reporting. Depending on Participant’s country, Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the exercise of the Option, the acquisition, holding, and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintenance of a brokerage or bank account in connection with the Plan. Participant may be required to report such assets, accounts, account balances and values and/or related transactions to the applicable authorities in his or her country. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements. Participant further understands that he or she should consult Participant’s personal legal advisor on these matters.
29.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.
30.    Recovery of Erroneously Awarded Compensation. As an additional condition of receiving this Award, Participant agrees that the Option and any proceeds or other benefits Participant may receive hereunder shall be subject to clawback, recovery or recoupment provisions by the Company to the extent and in the manner required (i) under the terms of any clawback policy adopted by the Company, as may be amended from time to time, pursuant to the listing standards and/or the rules and regulations of any national securities exchange or association on which the Shares are listed, or (ii) to comply with any requirements imposed under Applicable Laws including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, as the Committee determines necessary or appropriate, the Committee may impose a reacquisition right with respect to previously-acquired Shares or other cash or property upon the occurrence of cause (as determined by the Committee).

EXHIBIT B

ADDITIONAL TERMS AND CONDITIONS OF STOCK OPTION GRANT

Capitalized terms used but not defined herein shall have the meanings set forth in the Plan, the Notice of Stock Option Grant and/or the Terms and Conditions of Stock Option Grant.

Terms and Conditions

This Exhibit B includes additional terms and conditions that govern the Option granted to Participant under the Plan if Participant resides and/or works in one of the countries listed below. This Exhibit B forms part of the Award Agreement.

If Participant is a citizen or resident of a country other than the one in which Participant is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.

Notifications

This Exhibit B also includes notices regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in Participant’s country as of June 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant exercises the Option or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the information contained herein may not be applicable in the same manner to Participant.

European Union / European Economic Area Including the United Kingdom
Authorization to Release and Transfer Necessary Personal Information. This provision replaces in its entirety Section 11 (Data Privacy) of the Award Agreement:

(a)Participant is hereby notified of the collection, use and transfer outside of the European Economic Area, as described in the Award Agreement, in electronic or other form, of Participant’s Data (defined below) by and among, as applicable, the Company and its Subsidiaries for the exclusive and legitimate purpose of implementing, administering and managing Participant’s participation in the Plan.

(b)Participant understands that the Company and its Subsidiaries may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all entitlement to Shares awarded, canceled, vested, unvested, exercised or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

(c)Participant understands that providing the Company with this Data is necessary for the performance of the Award Agreement and that Participant’s refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. Participant’s Data will be accessible within the Company as described in the [Fortinet Data Privacy Policy] and only by the persons specifically charged with Data processing operations and by the persons that need to access the Data because of their duties and position in relation to the performance of the Award Agreement.

(d)The Company will use Participant’s Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs Participant’s Data, it will remove it from it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations. The collection, use and transfer of Data for the purpose of implementing, administering and managing Participant’s participation in the Plan is conducted in accordance with the [Fortinet Data Privacy Policy].

(e)Further, Participant understands that the Company will transfer Data to Charles Schwab & Co., Inc. (“Schwab”), and/or such other third parties as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition of the ability to participate in the Plan.

(f)Schwab is based in the United States. If Participant is outside of the United States, Participant should note that his or her country has enacted data privacy laws that are different from the United States. When transferring Data to Schwab, the Company and its Subsidiaries provide appropriate safeguards described in the [Fortinet Data Privacy Policy]. By participating in the Plan, Participant agrees to the transfer of his or her Data to Schwab for the exclusive purpose of administering participation in the Plan.
Finally, Participant may choose to opt out of allowing the Company to share Data with Schwab and others as described above, although execution of such choice may mean the Company cannot grant awards under the Plan to Participant. For questions about this choice or to make this choice, you should refer to the [Fortinet Data Privacy Policy] or contact [Insert data Privacy department email or other contact] if there are additional questions.

Argentina

Securities Law Information. The offering of the Option pursuant to the Award Agreement is a private transaction. Neither the Option nor the underlying Shares are publicly offered or listed on any stock exchange in Argentina.
Exchange Control Information. Following the sale of Shares and/or the receipt of dividends, Argentine residents may be subject to certain restrictions in bringing such funds back into Argentina. Argentine residents are solely responsible for complying with the exchange control rules that may apply in connection with participation in the Plan and/or the transfer of proceeds from the sale of Shares acquired under the Plan into Argentina. Prior to selling any Shares or transferring cash proceeds into Argentina, Argentine residents should consult their local bank and/or exchange control advisor to confirm the requirements as interpretations of the applicable Argentine Central Bank regulations
Foreign Asset/Account Information. If Participant holds Shares as of December 31 of any year, Participant is required to report the holding of the Shares on his or her personal tax return for the relevant year.

Australia

Tax Information. The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, then Participant will be required to file the report.

Austria

Exchange Control Information. If Participant holds Shares acquired under the Plan outside of Austria, Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter is less than €30,000,000 or as of December 31 is less than €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is January 31 of the following year.
When Participant sells Shares acquired under the Plan or receives a dividend payment, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen). If the transaction value of all cash accounts abroad is less than €10,000,000, no ongoing reporting requirements apply.

Belgium

Tax Considerations. The Option must be accepted in writing with the time frame set forth and explained in the separate Country Supplement & Undertaking for Participants in Belgium. Participant should refer to the separate Country Supplement & Undertaking for Participants in Belgium for a more detailed description of the tax consequences of choosing to accept the Option. Participant should also consult a personal tax advisor with respect to accepting the Option and completing the additional forms.

Foreign Asset/Account Information. Belgian residents are required to report any security or bank accounts (including brokerage accounts) opened and maintained outside Belgium on his or her annual tax return. In a separate report, they must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name, and country in which such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.
Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will apply when the Shares are sold. Participant should consult with his or her personal tax advisor for additional details on obligations with respect to the stock exchange tax.
Brokerage Account Tax. Participant may be subject to a brokerage account tax if the average annual value of securities (including Shares acquired under the Plan) held in a brokerage account exceeds certain thresholds. As the calculation of this tax is complex, Participant should consult with their personal tax advisor for more details.

Brazil

Compliance with Law. By accepting the Option, Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the Option and the sale of Shares acquired under the Plan and the receipt of any dividends.
Labor Law Acknowledgement. By accepting the option, Participant agrees that Participant is (i) making an investment decision, (ii) Shares will be issued to Participant only if the vesting conditions are met and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting or exercise period without compensation to Participant.
Exchange Control Information. If Participant is resident or domiciled in Brazil, Participant will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares acquired under the Plan.
Tax on Financial Transactions (IOF). Repatriation of funds into Brazil and the conversion between BRL and USD associated with such fund transfers may be subject to the Tax on Financial Transactions. It is Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from Participant’s participation in the Plan. Participant should consult with his or her personal tax advisor for additional details.

Canada

Consent to Receive Information in English for Employees in Quebec
The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Involuntary Termination Terms for Option
In the event of involuntary termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to continued vesting or to exercise the Option, if any, will terminate effective as of the date that is the earlier of: (1) the date Participant’s status as a Service Provider is terminated, (2) the date Participant receives notice of termination of service from the Employer, or (3) the date the Participant is no longer actively providing service, regardless of any notice period or period of pay in lieu of such notice required under local law (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Canadian laws or the terms of the Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the Option grant (including whether Participant may still be considered to be a Service Provider while on a leave of absence).

Data Privacy Notice and Consent
This section supplements the “Data Privacy” section of the Terms and Conditions of Stock Option Grant:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company and any Parent or Subsidiary or designated broker and the administrator of the Plan to disclose and discuss the Plan with their advisors. Participant further authorizes the Company and any Parent or Subsidiary to record such information and to keep such information in Participant’s file.

Chile

Securities Law Information. The Option grant constitutes a private offering of securities in Chile effective as of the grant date. This offer of the Option is made subject to general ruling n° 336 of the Chilean Commission for the Financial Market (“CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the Options are not registered in Chile, the Company is not required to provide public information about the Option or the Shares in Chile. Unless the Option and/or the Shares are registered with the CMF, a public offering of such securities cannot be made in Chile.
La concesión de la Opción constituye una oferta privada de valores en Chile y se inicia en la fecha de la oferta. Esta oferta de la Opción se acoge a las disposiciones de la Norma de Carácter General Nº

336 (“NCG 336”) de la Comision para el Mercado Financiero de Chile (“CMF”).  Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse de valores no inscritos en Chile no existe la obligación por parte de la Compañía de entregar en Chile información pública respecto de los mismos. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.
Exchange Control and Tax Information. Participant is not required to repatriate proceeds obtained from the sale of Shares or from dividends to Chile; however, if Participant decides to repatriate proceeds from the sale of Shares and/or dividends and the amount of the proceeds to be repatriated exceeds US$10,000, Participant acknowledges that he or she must effect such repatriation through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office).
Further, if the value of Participant’s aggregate investments held outside of Chile exceed US$5,000,000 (including the value of Shares acquired under the Plan), Participant must report the status of such investments annually to the Central Bank using Annex 3.1 of Chapter XII of the Foreign Exchange Regulations.
Foreign Asset/Account Reporting Information. The Chilean Internal Revenue Service (the “CIRS”) requires all taxpayers to provide information annually regarding (i) the results of investments held abroad and (ii) any taxes paid abroad which taxpayers will use as a credit against Chilean income tax. The sworn statements disclosing this information (or Formularios) must be submitted electronically through the CIRS website, www.sii.cl, using Form 1929, which is due on June 30 each year.

China

The following provisions will apply to Participants who are subject to PRC exchange control restrictions, as determined by the Company in its sole discretion:

Method of Payment. Notwithstanding any provision to the contrary in the Terms and Conditions of Stock Option Grant, due to stringent exchange controls and securities restrictions in China, when Participant exercises the Option, Participant must use a “cashless sell-all” exercise pursuant to which he or she delivers irrevocable instructions to the broker to sell all Shares to which Participant is entitled at exercise and remit the proceeds from sale less any Tax-Related Items and brokerage fees to Participant in cash. The Company reserves the right to provide Participant with additional methods of paying the Exercise Price depending upon the development of local laws.

Exchange Control Information for Participants who are Chinese Nationals. Participant understands and agrees that, to facilitate compliance with exchange control laws in China, Participant may be required to immediately repatriate to China the cash proceeds from the sale of any Shares acquired at and any dividends received. Participant further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or any Parent or Subsidiary, and Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares may be transferred to such special account prior to being delivered to Participant.
The proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid to Participant in U.S. dollars, Participant understands that Participant will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account.
Participant agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends or Dividend Equivalents are paid and the time the proceeds are distributed to Participant through any such special account.
Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Colombia

Exchange Control Information. Participant is responsible for complying with any and all Colombian foreign exchange restrictions, approvals and reporting requirements in connection with the Option and any Shares acquired or funds received under the Plan. This may include reporting obligations to the Central Bank (Banco de la República). If applicable, Participant will be required to register the investment in Shares with the Central Bank, regardless of the value of the investment. Participant should consult with his or her legal advisor regarding any obligations in connection with this reporting requirement.

Costa Rica

There are no country-specific provisions.

Czech Republic

Exchange Control Information. The Czech National Bank (“CNB”) may require Participant to fulfill certain notification duties in relation to the opening and maintenance of a foreign account. In addition, Participant may need to report the following even in the absence of a request from the CNB: foreign direct investments with a value of CZK 2,500,000 or more in the aggregate or other foreign financial assets with a value of CZK 200,000,000 or more.

Because exchange control regulations change frequently and without notice, Participant should consult his or her personal legal advisor prior to the sale of Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with Czech exchange control laws, and neither the Company nor any Parent or Subsidiary will be liable for any resulting fines or penalties.

Egypt

Exchange Control Information. If Participant transfers funds into Egypt in connection with the sale of Shares or the receipt of dividends, Participant may be required to do so through a registered bank in Egypt.

Finland

There are no country-specific provisions.

France

French Language Provision. By accepting the Award Agreement providing for the terms and conditions of Participant’s grant, Participant confirms having read and understood the documents relating to this grant (the Plan and the Award Agreement) which were provided in English language. Participant accepts the terms of those documents accordingly.
En acceptant le Contrat d’Attribution décrivant les termes et conditions de l’attribution, le participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan U.S. et le Contrat d’Attribution) qui ont été communiqués en langue anglaise. Le participant accepte les termes en connaissance de cause.
Tax Information. The Option is not intended to be French tax-qualified.
Foreign Asset/Account Reporting Information. If Participant retains Shares acquired under the Plan outside of France or maintains a foreign bank account, Participant is required to report such to the French tax authorities when filing Participant’s annual tax return. Additional monthly reporting obligations may apply if Participant’s foreign account balances exceed €1,000,000.

Germany

Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of any dividends must be reported monthly to the German Federal Bank. The report must be made by the 5th day of the month following the month in which the payment was received and must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Participant is responsible for satisfying the reporting obligation.
Foreign Asset / Account Reporting. German residents holding Shares exceeding 1% of the Company’s total share capital, must notify their local tax office of the acquisition of Shares if the acquisition costs for all Shares held exceeds €150,000 or if the resident holds 10% or more in the Company’s total shares of common stock.

Hong Kong

WARNING: The Option and the Shares issued upon exercise do not constitute a public offering of securities under Hong Kong law and are available only to Service Providers of the Company or its Parent, Subsidiaries and Affiliates. The Award Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. In addition, the documents have not been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible Service Provider of the Employer, the Company or any Parent, Subsidiary or Affiliate and may not be distributed to any other person. If Participant is in any doubt about any of the contents of the Award Agreement, including this Appendix, or the Plan, Participant should obtain independent professional advice.

Sale of Shares. If the Option vests within six months of the Date of Grant, Participant agrees that he or she will not exercise the Option and sell the Shares acquired prior to the six-month anniversary of the Date of Grant.

India

Method of Payment. Notwithstanding any provision in the Terms and Conditions of Stock Option Grant, due to exchange control laws that are currently in effect in India, Participant will not be permitted to engage in a “sell to cover” exercise whereby a portion of Shares are sold to cover the Exercise Price, any Tax-Related Items and brokerage fees, and the proceeds are settled in Shares.

Exchange Control Information. Participant must repatriate any cash dividends paid on Shares within one-hundred eighty (180) days and all proceeds received from the sale of Shares to India within ninety (90) days of receipt. Participant must obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (the “FIRC”) from the bank where Participant deposited the foreign currency. Participant must retain the FIRC in Participant’s records to present to the Reserve Bank of India or Participant’s Employer in the event that proof of repatriation is requested.

Foreign Asset/Account Reporting Information. Participant is required to declare his or her foreign bank accounts and any foreign financial assets (including Shares held outside India) in Participant’s annual tax return. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult his or her personal advisor in this regard.

Indonesia

Method of Payment. Notwithstanding any provision in the Terms and Conditions of Stock Option Grant, due to securities laws in Indonesia, when Participant exercises the Option, Participant must use a “cashless sell-all” exercise pursuant to which he or she delivers irrevocable instructions to the broker to sell all Shares to which Participant is entitled at exercise and remit the proceeds from sale, less any Tax-Related Items and brokerage fees, to Participant in cash. Participant will not be permitted to receive and hold any Shares in connection with the exercise of the Option. The Company reserves the right to provide Participant with additional methods of paying the aggregate Exercise Price depending upon development of local laws.

Exchange Control Information. If Participant remits funds into Indonesia (e.g., proceeds from the cashless exercise of the Option), the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, Participant must complete a “Transfer Report Form.” The Transfer Report Form should be provided to Participant by the bank through which the transaction is made.

Ireland

Director Notification Obligation. If Participant is a director, shadow director or secretary of an Irish Parent or Subsidiary, and holds 1% or more of the share capital of the Company, Participant must notify the Irish Parent or Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., the Option, Shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

Israel
The Following Provisions Apply if Participant is Located in Israel on the Date of Grant
Trust Arrangement. Participant understands and agrees that the Option is offered subject to and in accordance with the terms of the Plan, the sub-plan to the Plan for Israel (the “Israeli Sub-Plan”), the Trust Agreement (the “Trust Agreement”) between the Company and the Company’s trustee appointed by the Company or its subsidiary or affiliate in Israel, ESOP Trust Company (the “Trustee”), and the Award Agreement. In the event of any inconsistencies between the Israeli Sub-Plan, the Award Agreement and/or the Plan, the Israeli Sub-Plan will govern the Option granted to Participants in Israel.

Written Acceptance. If Participant has not already executed a Section 102 Capital Gains Award confirmation letter (“Confirmation Letter”) in connection with grants made under the Israeli Sub-Plan to the Plan, Participant must print, sign and deliver a signed copy of the Confirmation Letter within forty five (45) days of the Date of Grant. If Participant does not submit the signed Confirmation Letter within forty five (45) days of the Date of Grant, the Option may not qualify for preferential tax treatment.

Nature of Grant. The following provision supplements Section 8 of the Award Agreement:

The Option is intended to be 102 Capital Gains Track Grant that qualify for the 102 Capital Gains Track tax treatment. Notwithstanding the foregoing, by accepting the Option, Participant acknowledges that the Company cannot guarantee or represent that the 102 Capital Gains Track tax treatment will apply to the Option.

By accepting the Option, Participant: (a) acknowledges receipt of and represents that Participant has read and is familiar with the Plan, the Israeli Sub-Plan, and the Award Agreement; (b) accepts the Option subject to all of the terms and conditions of this Award Agreement, the Plan and the Israeli Sub-Plan; and (c) agrees that the Option will be issued to and deposited with the Trustee and shall be held in trust for Participant’s benefit as required by the ITO, the Rules and any approval by the Israeli Tax Authority (“ITA”) pursuant to the terms of the ITO, the Rules and the Trust Agreement. Furthermore, by accepting the Option, Participant confirms that he or she is familiar with the terms and provisions of Section 102 of the ITO, particularly the Capital Gains Track described in subsection (b)(2) and (b)(3) thereof, and agrees that he or she will not require the Trustee to release the Option or Shares to him or her, or to sell the Option or Shares to a third party, during the Required Holding Period, unless permitted to do so by the ITO or the Rules.

Tax Obligations The following provision supplements Section 6 of the Award Agreement:

Participant agrees that he or she shall not be liable for the Employer’s component of payments to the National Insurance Institute unless and to the extent such payments by the Employer are a result of

Participant’s election to sell the Shares before the end of the Required Holding Period (if allowed by the ITO and the Rules).

If the Option vests during the Required Holding Period, the Shares issued upon the exercise of such Option shall be issued to and deposited with, or under the supervision of, the Trustee for the benefit of Participant and shall be held in trust as required by the ITO, the Rules and any approval by the ITA. In the event that such vesting occurs after the end of the Required Holding Period, the Shares issued upon the exercise of the Option shall either: (i) be issued to and deposited with, or under the supervision of, the Trustee; or (ii) be transferred to Participant directly upon Participant’s request, provided that Participant first complies with his or her obligations with respect to Tax-Related Items. In the event that Participant elects to have the Shares transferred to Participant without selling such Shares, Participant shall become liable to pay taxes immediately in accordance with the provisions of the ITO and Section 6 of the Award Agreement, as supplemented by this Exhibit B.

Capitalized terms are defined in the Israeli Sub-Plan if not defined in this Exhibit B.

Cashless Exercise Restriction Upon Transfer of Jurisdiction. Participants transferring into Israel after the Date of Grant may be required to use a “cashless sell-all” exercise in order to comply with local tax withholding requirements to which he or she delivers irrevocable instructions to the broker to sell all Shares to which Participant is entitled at exercise and remit the proceeds from sale, less any Tax-Related Items and brokerage fees, to Participant in cash. In this case, Participant will not be permitted to receive and hold any Shares in connection with the exercise of the Option.

[Fortinet, Inc. Letterhead]

Confirmation Letter - 102 Capital Gains Awards

I undertake and confirm the following (and such undertaking is deemed incorporated into any documents signed by me in connection with the grant of such Awards) with respect to any award of options, Restricted Stock Units or other equity-based grants that have been granted to me previously and/or as shall be granted to me in the future by Fortinet, Inc. (the “Company”), whether under the Company’s 2009 Equity Incentive Plan or other plans maintained by the Company, pursuant to the Capital Gain Track under Section 102(b)(2) or l02(b)(3) of the Israeli Income Tax Ordinance and any regulations and rules promulgated thereunder (“Section 102” and “Awards”, respectively).

1.	I understand and accept the provisions of Section 102 in general, and the tax arrangement under the Capital Gain Track in particular, and its tax consequences, as they apply to the Awards;

2.
I agree that the Awards and any shares or rights that may be issued upon exercise of the Awards (or otherwise in relation to the Awards), will be held by a trustee appointed pursuant to Section l02 (the “Trustee’’) for at least the duration of the Holding Period, as defined in Section 102, and I hereby confirm that I shall not release from trust and/or sell such Awards, shares or rights, before the end of the Holding Period. I understand that any release of such Awards, shares or rights from trust, or any sale of any of them prior to the termination of the Holding Period, will result in taxation at marginal tax rates, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments;

3.
I understand that the grant of the Awards is subject to the receipt of all required approvals from the Israeli Tax Authority and compliance with the requirements of Section 102. Accordingly, to the extent that for whatever reason the Awards and underlying shares of common stock shall not be subject to the Capital Gains Route, I shall bear and pay any and all taxes and any other compulsory payments applicable to the grant, exercise, sale or other disposition of Awards or shares.

4.	I agree to be bound by the provisions of the Company’s trust agreement with the Trustee, ESOP Management and Trust Services Ltd., which holds the Awards for my benefit.

5.
I hereby confirm that I have: (i) read and understand this letter; (ii) received all the clarifications and explanations that I have requested; and (iii) had the opportunity to consult with my advisors before signing this confirmation letter.

6.
I hereby confirm that, in addition to my confirmation and agreement hereunder, the acceptance or settlement of any such Awards shall be deemed as irrevocable confirmation of my acknowledgements and undertakings herein with respect to such specific Award.

7.
I declare that I am a resident of the state of Israel for tax purposes and agrees to notify the Company upon any change in the residence address and acknowledges that if I cease to be an Israeli resident or if my engagement with the Company or any affiliate is terminated, the Awards and underlying shares of common stock shall remain subject to Section 102, the trust agreement and the applicable equity plan and grant document.

8.
I understand that this is a one-time Confirmation Letter, and that until Company will determine otherwise, this Confirmation Letter will apply to all future grants of Awards. I hereby confirm that by accepting this Confirmation Letter, I will be deemed to have elected to accept the terms and conditions herein in respect of any such future grant of Awards.

Sincerely,

[Company Signature]

Confirmation:

Name of Employee:_______________________________

ID: ____________________________________________

Signature:_______________________________________

Italy

Method of Payment. Notwithstanding any provision in the Terms and Conditions of Stock Option Agreement, due to securities restrictions in Italy, when Participant exercises the Option, Participant must use a “cashless sell-all” exercise pursuant to which he or she delivers irrevocable instructions to the broker to sell all Shares to which Participant is entitled at exercise and remit the proceeds from sale, less any Tax-Related Items and brokerage fees, to Participant in cash. Participant will not be permitted to receive and hold any Shares in connection with the exercise of the Option. The Company reserves the right to provide Participant with additional methods of paying the aggregate Exercise Price depending upon development of local laws.

Acknowledgement
Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Terms and Conditions of Stock Option Grant: Responsibility for Taxes, Nature of Grant, and Governing Law and Venue, Language, Electronic Delivery, Agreement Severable, Imposition of Other Requirements. In addition, Participant acknowledges that he or she has read and specifically and expressly approves the Data Privacy paragraphs above.

Foreign Asset/Account Reporting Information. Italian residents who, during the fiscal year, hold investments abroad or foreign financial assets (e.g., cash, Shares, Options) which may generate income taxable in Italy are required to report such on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. The same reporting obligations apply to Italian residents who, even if they do not directly hold investments abroad or foreign financial assets (e.g., cash, Shares, Options), are beneficial owners of the investment pursuant to Italian money laundering provisions.
Tax on Foreign Financial Assets. A tax on the value of financial assets held outside of Italy by individuals resident in Italy will be due. The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of each calendar year.

Japan
Exchange Control Information. If Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares.

In addition, Japanese residents are required to report, in a Payment Report, details of any assets (including any Shares) held outside of Japan as of December 31 each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 of the following year. Participant is advised to consult with his or her personal tax advisor as to whether the reporting obligation applies to Participant and whether Participant will be required to report details of any Options or Shares that Participant holds.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that Participant pays upon a one-time transaction for exercising the Option and purchasing shares exceeds ¥100,000,000, then Participant must file both a Payment Report and a Securities Acquisition Report.

Korea
Exchange Control Information. If Participant remits funds out of Korea to pay the Exercise Price at exercise of the Option, such remittance must be “confirmed” by a foreign exchange bank in Korea. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. The following supporting documents evidencing the nature of the remittance may need to be submitted to the bank together with the confirmation application: (i) the Notice of Grant and Award Agreement; (ii) the Plan; (iii) a document evidencing the type of shares to be acquired and the amount (e.g., the award certificate); and (iv) Participant’s certificate of employment. This confirmation is not necessary for cashless exercises because no funds are remitted out of Korea.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts holding shares) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). Participant should consult with his or her personal tax advisor to determine how to value Participant’s foreign accounts for purposes of this reporting requirement and whether Participant is required to file a report with respect to such accounts.

Malaysia

Director Notification Requirements. If Participant is a director of a Malaysian Parent or Subsidiary, Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Company’s Malaysian Parent or Subsidiary in writing when Participant receive or dispose of an interest (e.g., Options or Shares) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

Mexico

Labor Law Policy and Acknowledgment. In accepting the grant of the Option, Participant expressly recognizes that Fortinet, Inc., with registered offices at 1090 Kifer Road, Sunnyvale, CA 94086, U.S.A, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and Fortinet, Inc. since Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is Fortinet, Inc., located at Rodriguez Saro #615, Col. Del Valle, C.P. 03100, Mexico DF. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between Participant and the Employer, Fortinet, Inc., and do not form part of the employment conditions and/or benefits provided by Fortinet, Inc., and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Fortinet, Inc.; therefore, Fortinet, Inc. reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that he or she does not reserve to himself or herself any action or right to bring any claim against Fortinet, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to Fortinet, Inc., its affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.

Política Laboral y Reconocimiento/Aceptación
Al aceptar el otorgamiento de la Opción de Compra de Acciones, el Participante expresamente reconoce que Fortinet, Inc., con domicilio registrado ubicado en Sunnyvale, CA, U.S.A., es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de las Opciones de Compra de Acciones o Acciones no constituyen ni podrán interpretarse como una relación de trabajo entre el Participante y Fortinet, Inc., ya que el Participante participa en el Plan en un marco totalmente comercial y su único Patrón lo es Fortinet, Inc. con domicilio en Rodriguez Saro #615, Col. Del Valle, C.P. 03100, México DF, México. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el Patrón, Fortinet, Inc. y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por Fortinet, Inc. y que cualquier modificación al Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de Fortinet, Inc.; por lo tanto, Fortinet, Inc. se reserva el absoluto derecho de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.

Finalmente, el Participante por este medio declara que no se reserve derecho o acción alguna que ejercitar en contra de Fortinet, Inc. por cualquier compensación o daño en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a Fortinet, Inc., sus afiliadas, subsidiarias, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales en relación con cualquier demanda que pudiera surgir.

Netherlands

There are no country-specific provisions.

New Zealand

Securities Law Information

WARNING

This is an offer of options over Shares which, if vested, will entitle Participant to acquire Shares in accordance with the terms of the Award Agreement and the Plan. Shares, if issued, will give Participant a stake in the ownership of the Company. Participant may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, Participant will be paid only after all creditors have been paid. Participant may lose some or all of his or her investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, Participant may not be given all the information usually required. The Participant will also have fewer other legal protections for this investment. The Participant should ask questions, read all documents carefully, and seek independent financial advice before committing him or herself.

Shares are quoted on the Nasdaq Global Select Market (“Nasdaq”). This means Participant may be able to sell them on the Nasdaq if there are interested buyers. Participant may get less than he or she invested. The price will depend on the demand for the Shares.

For information on risk factors impacting the Company’s business that may affect the value of the shares of Common Stock, you should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://investor.fortinet.com/.

Norway

No country-specific provisions.

Peru

Labor Law Acknowledgment. By accepting the Option, Participant acknowledges that the Option is being granted ex gratia with the purpose of rewarding Participant.

Securities Law Information. The Option offer is considered a private offering in Peru; therefore, it is not subject to registration in Peru.

Poland

Exchange Control Information. Participant acknowledges that any transfer of funds in excess of PLN15,000 into or out of Poland must be affected through a bank account in Poland. Participant understands that they are required to store all documents connected with any foreign exchange transactions they engage in for a period of five years, as measured from the end of the year in which such transaction occurred.

Foreign Asset/Account Reporting Information. If Participant maintains bank or brokerage accounts holding cash and foreign securities (including Shares) outside of Poland, Participant will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7 million. If required, such reports must be filed on special forms available on the website of the National Bank of Poland. Participant should consult with his or her legal advisor to determine whether Participant will be required to submit reports to the National Bank of Poland.

Portugal
Language Consent
Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Award Agreement.
O Participante pelo presente declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição.
Exchange Control Information
If Participant acquires Shares under the Plan and does not hold the Shares with a Portuguese financial intermediary, he or she may need to file a report with the Portuguese Central Bank. If the Shares are held by a Portuguese financial intermediary, it will file the report for Participant. It is Participant’s responsibility to comply with any applicable exchange control laws.

Puerto Rico

No country-specific provisions.

Romania

Exchange Control Information. If Participant deposits the proceeds from the sale of Shares issued to him or her at vesting and settlement of the Shares or any dividends paid on such Shares in a bank account in Romania, Participant may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds.
Participant should consult his or her personal advisor to determine whether Participant will be required to submit such documentation to the Romanian bank.

Russia

U.S. Transaction. The Plan, the Award Agreement, including this Exhibit B, and all other materials Participant may receive regarding Participant’s participation in the Plan or the Option grant do not constitute advertising or an offering of securities in Russia. The issuance of Shares acquired at exercise has not and will not be registered in Russia; therefore, such Shares may not be offered or placed in public circulation in Russia.

In no event will Shares acquired at vesting be delivered to Participant in Russia; all Shares will be maintained on Participant’s behalf in the United States.
Participant is not permitted to sell Shares acquired at vesting directly to a Russian legal entity or resident.

Depending on the development of local regulatory requirements, the Company reserves the right to require a casheless sell all or impose other restrictions on the exercise of the Option.

Securities Law Information
Participant acknowledges that the Award Agreement, the Terms and Conditions of Stock Option Grant, the Plan and all other materials that Participant may receive regarding participation in the Plan and the grant of the Option itself do not constitute advertisement regarding or an offering of securities in Russia. Absent an express requirement under applicable Russian law, the issuance of Shares at exercise of the Option has not and will not be registered in Russia. Therefore, the Shares described in any Plan-related documentation may not be used for offering or public circulation in Russia.

Data Privacy. This notification supplements Section 11 of the Award Agreement:
Participant understands and agrees that, if required by the Company, he or she must complete and return a Consent to Processing of Personal Data (the “Consent”) form to the Company. Further, Participant understands and agrees that if Participant does not complete and return a Consent form to the Company, the Company will not be able to grant options to Participant or other awards or administer or maintain such awards. Therefore, Participant understands that refusing to complete a Consent form or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.
Exchange Control Information. Russian residents should contact their personal advisor regarding their obligations resulting from their participation in the Plan as significant penalties may apply in the case of non-compliance with exchange control requirements and because such exchange control requirements may change.
Foreign Asset/Account Reporting Information. Russian residents will be required to notify the Russian tax authorities within one month of opening or closing a foreign bank account or of changing any account details. Russian residents are also required to file with the Russian tax authorities reports of the transactions in their foreign bank accounts. Participant should consult with his or her personal tax advisor for additional information about these reporting obligations.
Anti-Corruption Information. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company). Accordingly, Participant should inform the Company if he or she is covered by these laws because Participant should not hold Shares acquired under the Plan.
Labor Law Information. If Participant continues to hold Shares acquired at vesting of the RSUs after an involuntary termination of status as a Service Provider, Participant may not be eligible to receive unemployment benefits in Russia.

Singapore

Sale Restriction. Participant agrees that any Shares acquired pursuant to the Option will not be offered for sale in Singapore prior to the six-month anniversary of the Date of Grant unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).
Securities Law Information. The Option grant is being made to Participant in reliance on the “Qualifying Person” exemption of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Chief Executive Officer and Director Notification Obligation. If Participant is the Chief Executive Office (“CEO”) or a director, associate director or shadow director of a Singapore Parent, Subsidiary or Affiliate, Participant understands that Participant is subject to certain notification requirements under the Singapore Companies Act. Participant acknowledges that Participant must notify the Singapore Parent, Subsidiary or Affiliate in writing of an interest (e.g., Option, Shares, etc.) in the Company or any Parent or Subsidiary within two (2) business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when Shares acquired at vesting are sold), or (iii) becoming the CEO and/or a director, if Participant holds such an interest at the time.

South Africa

Method of Payment
Notwithstanding any provision in the Terms and Conditions of Stock Option Agreement, due to exchange control restrictions in South Africa, when Participant exercises the Option, Participant must use a “cashless sell-all” exercise pursuant to which he or she delivers irrevocable instructions to the broker to sell all Shares to which Participant is entitled at exercise and remit the proceeds from sale, less any Tax-Related Items and brokerage fees, to Participant in cash. Participant will not be permitted to receive and hold any Shares in connection with the exercise of the Option. The Company reserves the right to provide Participant with additional methods of paying the aggregate Exercise Price depending upon development of local laws.

Responsibility for Taxes
This section supplements the “Responsibility for Taxes” section of the Terms and Conditions of Stock Option Grant:

In accepting the Option, Participant agrees to notify the Employer of the amount of any gain realized upon exercise of the Option. If Participant fails to advise the Employer of the gain realized upon exercise, he or she may be liable for a fine. Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Information
Participant may be required to obtain exchange control approval prior to exercising the Option. Participant is solely responsible for complying with applicable South African exchange control regulations. Since the exchange control regulations change frequently and without notice, the Participant should consult his or her legal advisor prior to the exercise of the Option or sale of Shares acquired at exercise to ensure compliance with current regulations. Neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

Spain

Labor Law Acknowledgment
This section supplements the “Nature of Grant” section of the Terms and Conditions of Stock Option Grant:

In accepting the Option, Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

Participant understands that the Company has unilaterally, gratuitously, and discretionally decided to grant options under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, Participant understands that the Option is granted on the assumption and condition that the Option or the Shares acquired upon exercise shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, Participant understands that this grant would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of options shall be null and void.

Securities Law Information. The Option does not qualify under Spanish Law as securities. No “offer to the public,” as defined under Spanish Law, has taken place or will take place in the Spanish territory. Neither the Plan nor the Award Agreement have been registered with the Comisión Nacronal del Mercado de Valores and do not constitute a public offering prospectus.

Exchange Control Information. Participant must declare the acquisition of Shares to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Participant must also declare ownership of any Shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.
In addition, Participant is required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to Participant by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.
Foreign Asset/Accounting Reporting Information. If Participant holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, Participant is required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000.  The reporting must be completed by the March 31 each year.

Sweden

No country-specific provisions.

Switzerland
Method of Payment. Notwithstanding any provision to the contrary in the Award Agreement, due to restrictions in Switzerland, when Participant exercises the Option, Participant must use a “cashless sell-all” exercise pursuant to which he or she delivers irrevocable instructions to the broker to sell all Shares to which Participant is entitled at exercise and remit the proceeds from sale, less any Tax-Related Items and brokerage fees, to Participant in cash. The Company reserves the right to provide Participant with additional methods of paying the Exercise Price depending upon the development of local laws.

Securities Law Information. The Option offer is not intended to be publicly offered in or from Switzerland. Because Option offer is considered a private offering in Switzerland, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Option grant under the Plan constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Option grant under the Plan may be publicly distributed nor otherwise made publicly available in Switzerland. Further, neither this document nor any other offering or marketing material relating to the Option offering has been or will be filed with, approved, or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

Taiwan

Securities Law Information. This offer of the Option and the Shares to be issued pursuant to the Plan is available only for employees of the Company and its Subsidiaries. It is not a public offer of securities by a Taiwanese company; therefore, it is exempt from registration in Taiwan.

Exchange Control Information. Participant may acquire foreign currency and remit the same out of Taiwan, up to US$5 million per year without justification. When remitting funds for the purchase of Shares pursuant to the Plan, such remittances should be made through an authorized foreign exchange bank. In addition, if Participant remits TWD$500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form to the remitting bank. If the transaction amount is US$500,000 or more in a single transaction, Participant may be required to provide supporting documentation to the satisfaction of the remitting bank.

Data Privacy Acknowledgement. Participant acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of Data contained in Section 11 of the Award Agreement and by participating in the Plan, Participant agrees to such terms. In this regard, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Participant’s country, either now or in the future. Participant understands that he or she will not be able to participate in the Plan if Participant fails to execute any such consent or agreement.

Thailand

Exchange Control Information
It is Participant’s responsibility to comply with all exchange control regulations in Thailand. If Participant exercises the Option with cash, Participant may apply directly to a commercial bank in Thailand for approval to remit up to US$1,000,000 per year for the purchase of Shares. If Participant exercises the Option by way of a cashless method of exercise, no application to a commercial bank is required. In addition, If the proceeds from the sale of Shares or the receipt of dividends are equal to or greater than US$50,000 in a single transaction, Participant must repatriate the proceeds to Thailand immediately upon receipt and to convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. In addition, Participant must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.

If Participant does not comply with this obligation, Participant may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, Participant should consult a legal advisor before selling Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with exchange control laws in Thailand, and neither the Company nor any Parent or Subsidiary will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.

Turkey

Securities Law Information. Under Turkish law, Participant is not permitted to sell Shares acquired under the Plan in Turkey. The Shares are currently traded on the Nasdaq Global Select Market, which is located outside of Turkey, under the ticker symbol “FTNT” and the Shares may be sold through this exchange.

Exchange Control Information. Exchange control regulations require Turkish residents to purchase Shares through intermediary financial institutions that are approved under the Capital Market Law (i.e., banks licensed in Turkey). Therefore, if Participant uses cash to exercise the Option, the funds must be remitted through a bank or other financial institution licensed in Turkey. A wire transfer of funds by a Turkish bank will satisfy this requirement. This requirement does not apply to cashless exercises, as no funds leave Turkey. Participant likely will be required to engage a Turkish financial intermediary to assist with the sale of Shares acquired under the Plan and may also need to engage a Turkish financial intermediary with respect to the acquisition of such Shares, although this is less certain. As Participant is solely responsible for complying with the financial intermediary requirements and their application to participation in the Plan is uncertain, Participant should consult his or her personal legal advisor prior to the vesting of the Restricted Stock Units or any sale of Shares to ensure compliance.

United Arab Emirates

Securities Law Information. Participation in the Plan is being offered only to selected Service Providers and is in the nature of providing equity incentives to Service Providers in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such Service Providers and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If Participant does not understand the contents of the Plan and the Award Agreement, Participant should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Award Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

United Kingdom

Joint Election
As a condition of participation in the Plan and the exercise of the Option, Participant agrees to accept any liability for secondary Class 1 national insurance contributions that may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, Participant agrees to execute a joint election with the Company, the form of such joint election being formally approved by Her Majesty’s Revenue & Customs (“HMRC”) (the “Joint Election”), and any other required consent or election. Participant further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer NICs from him or her by any of the means set forth in “Responsibility for Taxes” section of the Terms and Conditions of Stock Option Grant.

If Participant does not enter into a Joint Election prior to exercise of the Option, he or she will not be entitled to exercise the Option unless and until he or she enters into a Joint Election and no Shares will be issued to Participant under the Plan, without any liability to the Company and/or the Employer.

Tax Obligations/Withholding Authorization
This section supplements the “Responsibility for Taxes” section of the Terms and Conditions of Stock Option Grant.
If payment or withholding of the income tax due is not made within ninety (90) days of the end of the U.K. tax year (April 6 - April 5) in which such event giving rise to the Tax-Related Items occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 10 of the Award Agreement.
Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), Participant shall not be eligible for a loan from the Company to cover the income tax. In the event that Participant is a director or executive officer and income tax not collected from or paid by Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. Participant acknowledges that Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover from Participant at any time thereafter by any of the means referred to in Section 6 of the Award Agreement.

EXHIBIT C
AMENDED AND RESTATED FORTINET, INC.
2009 EQUITY INCENTIVE PLAN
EXERCISE NOTICE

Fortinet, Inc.
899 Kifer Road, Sunnyvale, CA 94086
Attention: Stock Administration

Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Fortinet, Inc. (the “Company”) under and pursuant to the Amended and Restated 2009 Equity Incentive Plan (the “Plan”) and the Stock Option Award Agreement dated ________ (the “Award Agreement”). The purchase price for the Shares will be $_____________, as required by the Award Agreement.
Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any required Tax-Related Items to be paid in connection with the exercise of the Option.
Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.
Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 13 of the Plan.
No Advice Regarding Grant. Purchaser understands that Purchaser may suffer adverse tax or financial consequences as a result of Purchaser’s purchase or disposition of the Shares. Further, the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding Purchaser’s participation in the Plan or Purchaser’s acquisition or sale of the underlying Shares. Purchaser represents that Purchaser has consulted with any tax, legal, or financial consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares, and that Purchaser is not relying on the Company for any such advice.
Entire Agreement; Governing Law. The Plan and Award Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Award Agreement constitute the entire agreement of

6712402-v5\GESDMS

the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of California.

Submitted by:	Accepted by:

PURCHASER	FORTINET, INC

Signature	By

Print Name	Title

Address:

Date Received